Exhibit 99.1

NEWS

[ONEOK Logo]	[ONEOK Partners Logo]
Analyst Contact: Dan Harrison	Analyst Contact: Ellen Konsdorf
918-588-7950	877-208-7318
Media Contact: Nancy Owens	Media Contact: Beth Jensen
918-588-7570	402-492-3400

ONEOK and ONEOK Partners Fourth-quarter and Year-end 2006 Earnings Conference Call and Webcast

     TULSA, Okla. — Jan. 17, 2007 -- ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will release their fourth-quarter and year-end 2006 earnings after the market closes on Monday, Feb. 26, 2007.

     A joint conference call will be held the following day on Feb. 27, 2007, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call will also be carried live on ONEOK’s and ONEOK Partners’ Web sites.

     ONEOK’s and ONEOK Partners’ senior management teams will participate in the call and webcast.

What: ONEOK, Inc. fourth-quarter and year-end 2006 earnings conference call and webcast

When:	11a.m. Eastern, Feb. 27, 2007
10a.m. Central

Where:	1)	Phone conference call 866-814-8448, pass code 1024620
	2)	Log on to the Web at www.oneok.com
	3)	Log on to the Web at www.oneokpartners.com

     If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s Web site www.oneok.com and ONEOK Partners’ Web site www.oneokpartners.com beginning at 1 p.m. Central on Feb. 27 and ending at midnight March 4. The playback call may be accessed at 866-837-8032, pass code 1024620.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers. Its general partner is owned by ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. OKE-FV OKS-FV

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management’s plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.

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